Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Fund Service Providers” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the incorporation by reference in Post-Effective Amendment No. 274 to the Registration Statement (Form N-1A; File No. 333-102228) of Invesco Exchange-Traded Fund Trust of our report dated October 30, 2017, with respect to the financial statements and financial highlights of Guggenheim BRIC ETF, Guggenheim Raymond James SB-1 Equity ETF and Wilshire US REIT ETF (three of the series constituting Claymore Exchange-Traded Fund Trust) (each a “Predecessor Fund”) included in the Annual Report to shareholders for the fiscal year ended August 31, 2017.

/s/ Ernst & Young LLP

Tysons, Virginia

December 27, 2018